UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2020

____________________

SELECT INTERIOR CONCEPTS, INC.

(Exact name of Registrant as Specified in Its Charter)

____________________

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 701-4737

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2020, Select Interior Concepts, Inc. (the “Company”) announced that it has appointed Patrick Dussinger to serve as President - ASG, effective immediately.

Mr. Dussinger, age 47, joins the Company from Southeastern Aluminum Products (SAP), where he served as Chief Executive Officer from September 2018 to July 2020.  From 2013 to 2018, Mr. Dussinger served as a Regional Vice President of USI Inc. (USI), a leading provider of install services for the building products industry.  USI was acquired by TopBuild Corp. (NYSE: BLD) in May 2018, and Mr. Dussinger continued in his position as Regional Vice President following the acquisition, until joining SAP as CEO in September 2018.  Mr. Dussinger holds a Bachelor of Science degree from the University of Florida.

Mr. Dussinger and the Company entered into an employment agreement dated as of July 27, 2020 (the “Employment Agreement”), pursuant to which he will receive an annual salary of $305,000, subject to annual review by the Compensation Committee of the Board.  Mr. Dussinger will be eligible to earn an annual bonus with a target award equal to 75% of his annual salary, with an opportunity to earn up to 150% of his annual salary, based on achievement of Company and individual performance goals.  For 2020, Mr. Dussinger will receive a guaranteed annual bonus equal to the target amount, prorated for the portion of the year for which he is employed.   Mr. Dussinger received a one-time grant of 112,500 time-based restricted stock units and 112,500 performance-based restricted stock units, each representing the right to earn one share of the Company’s common stock.  The time-based restricted stock units vest in equal annual installments over four years, subject to Mr. Dussinger’s continued employment with the Company.  The performance-based restricted stock units vest based on the closing price of the Company’s common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Dussinger’s continued employment with the Company.  In the event Mr. Dussinger’s employment is terminated by the Company without Cause or by Mr. Dussinger for Good Reason (as such terms are defined in the Employment Agreement), Mr. Dussinger would receive a prorated annual bonus for the year of termination and a severance payment equal to one times his annual salary and target bonus amount, plus an amount equal to the Company’s cost to provide health coverage for twelve months.

No family relationships exist between Mr. Dussinger and any of the Company’s directors or other executive officers. There are no arrangements between Mr. Dussinger and any other person pursuant to which Mr. Dussinger was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Dussinger has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits

(d)Exhibits

Exhibit	Description

99.1	Press Release, dated July 27, 2020, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2020	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ Shawn Baldwin
Name: Shawn Baldwin
Title: General Counsel and Corporate Secretary